Exhibit 99.1

CyrusOne Inc. Announces Pricing of Initial Public Offering

Dallas (January 17, 2013) – CyrusOne Inc. (NASDAQ:CONE) has priced its previously announced initial public offering of 16,500,000 shares of common stock at a price to the public of $19.00 per share.

The underwriters have been granted an option to purchase up to 2,475,000 additional shares of common stock from CyrusOne at the initial public offering price, less underwriting discounts and commissions. CyrusOne’s common stock has been approved for listing on the NASDAQ Global Select Market under the symbol “CONE,” subject to official notice of issuance.

Morgan Stanley, BofA Merrill Lynch, Deutsche Bank Securities and Barclays are acting as joint-bookrunners for the offering. Citigroup, KeyBanc Capital Markets, RBS and UBS Investment Bank are acting as co-managers.

A registration statement relating to these securities has been declared effective by the SEC. The offering will be made only by means of a prospectus. A copy of the final prospectus relating to these securities will be filed with the SEC and may be obtained, when available, by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, by telephone at +1 (866) 718-1649 or by email at prospectus@morganstanley.com; BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, New York 10038 or by email at dg.prospectus_requests@baml.com; Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, New York 10005-2836, by telephone at
+1 (800) 503-4611 or by email at prospectus.cpdg@db.com; or Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at +1 (888) 603-5847 or by email at barclaysprospectus@broadridge.com.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About CyrusOne

CyrusOne Inc. (NASDAQ:CONE) specializes in highly reliable enterprise-class, carrier-neutral data center properties. The company provides mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for approximately 500 customers, including more than nine of the Fortune 20 and over 100 of the Fortune 1000 companies.

CyrusOne’s data center offerings provide the flexibility, reliability and security that enterprise customers require and are delivered through a tailored, customer service-focused platform designed to foster long-term relationships. CyrusOne is committed to full transparency in communication, management and service delivery throughout its 24 data centers worldwide.

Source: CyrusOne Inc.

Contacts:

Media	Investors
Mindy Miller	Idalia Rodriguez or Jamie Lillis
513-346-5564	972-350-0060
mindy.miller@gyro.com	Investorrelations@cyrusone.com